EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

The Board of Directors
First Financial Holdings, Inc.

We consent to the use of our report dated October 23, 2003, with respect to the consolidated statements of condition of First Financial Holdings, Inc. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2003, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Greenville, SC
July 1, 2004